Exhibit 10.2

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE ALLIANCE DATA SYSTEMS CORPORATION
2010 OMNIBUS INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), made as of [GRANT DATE] (the “Grant Date”) by and between Alliance Data Systems Corporation (the “Company”) and [PARTICIPANT NAME] (the “Participant”) who is an employee of the Company or one of its Affiliates, evidences the grant by the Company of an award of restricted stock units (the “Award”) to the Participant and the Participant’s acceptance of the Award in accordance with the provisions of the Alliance Data Systems Corporation 2010 Omnibus Incentive Plan (the “Plan”).  The Company and the Participant agree as follows:

1.           Basis for Award.  The Award is made under the Plan pursuant to Section 6(f) and 6(g) thereof for service rendered to the Company by the Participant.

2.           Restricted Stock Units Awarded.

(a)           The Company hereby awards to the Participant, in the aggregate, [SHARES GRANTED] Restricted Stock Units which shall be subject to the conditions set forth in the Plan and this Agreement.

(b)           Restricted Stock Units shall be evidenced by an account established and maintained for the Participant, which shall be credited for the number of Restricted Stock Units granted to the Participant.  By accepting this Award, the Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by the Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Participant issued by any court having jurisdiction.

(c)           Except as provided in the Plan or this Agreement, prior to vesting as provided in Sections 3 of this Agreement, the Restricted Stock Units will be forfeited by the Participant and all of the Participant’s rights to stock underlying the Award shall immediately terminate without any payment or consideration by the Company in the event of a Participant’s termination of employment as provided in Section 4 below.

3.           Vesting

(a)           Subject to Sections 2 and 4 of this Agreement, the restrictions on the Award will lapse as set forth in Section 3(b) below; provided, that, the Participant is employed on each Vesting Date by the Company or an Affiliate.  As soon as practicable after the Award vests and consistent with Section 409A of the Code, payment shall be made in Stock (based upon the Fair Market Value of the Stock on the day all restrictions lapse).  The Committee shall cause the Stock to be electronically delivered to the Participant’s electronic account with respect to such Stock free of all restrictions.  Pursuant to Section 11, the number of shares delivered shall be net of the number of shares withheld for satisfaction of Withholding Taxes, if any.

(b)           The restrictions described in this Agreement will lapse upon determination by the Board or the Compensation Committee of the Board that the Company’s Earnings Before Taxes (EBT) for the period from January 1, 2013 to December 31, 2013 meets the vesting criteria set forth in the 2013 ADS EBT Performance Chart shown below.  Upon such determination, the restrictions will lapse with respect to 33% of the Award on February 21, 2014; the restrictions will lapse with respect to an additional 33% of the Award on February 23, 2015; and the restrictions will lapse with respect to the final 34% of the Award on February 21, 2016 (each such date a “Vesting Date”); provided, that, the Participant is employed by the Company on each Vesting Date.  If the Participant ceases to be employed by the Company at any time prior to a Vesting Date, any and all unvested Restricted Stock Units shall automatically be forfeited upon such cessation of service.

The aggregate number of Restricted Stock Units on which restrictions will lapse on each Vesting Date will be determined in accordance with the following 2013 ADS EBT Performance Chart.  For example, if the Company’s EBT for the period from January 1 through December 31, 2013 is determined by the Board or the Compensation Committee of the Board to be $704.0 million, then restrictions on 75.0% of the total Award will lapse, with restrictions on 33% of the 75.0% lapsing on February 21, 2014, restrictions on 33% of the 75.0% lapsing on February 23, 2015, and restrictions on 34% of the 75.0% lapsing on February 21, 2016, provided the Participant is employed by the Company on each Vesting Date:

2013 ADS EBT	% Achieved	% Payout
$666.9	90%	50%
$674.3	91%	55%
$681.7	92%	60%
$689.1	93%	65%
$696.5	94%	70%
$704.0	95%	75%
$711.4	96%	80%
$718.8	97%	85%
$726.2	98%	90%
$733.6	99%	95%
$741.0	100%	100%
$748.4	101%	105%
$755.8	102%	110%
$763.2	103%	115%
$770.6	104%	120%
$778.1	105%	125%
$785.5	106%	130%
$792.9	107%	135%
$800.3	108%	140%
$807.7	109%	145%
$815.1	110%	150%

4.           Termination of Employment.  Unless otherwise determined by the Committee at time of grant or thereafter or as otherwise provided in the Plan, any unvested portion of any outstanding Award held by a Participant at the time of termination of employment or other service for any reason will be forfeited upon such termination.

5.           Company; Participant.

(a)           The term “Company” as used in this Agreement with reference to employment shall include the Company and its Affiliates, as appropriate.

(b)           Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

6.           Adjustments; Change in Control.

(a)           In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of  the number and kind of shares that may be issued in respect of Restricted Stock Units.  In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate or in response to changes in applicable laws, regulations, or accounting principles.  Notwithstanding the foregoing, no such adjustment shall be authorized with respect to Awards subject to Section 6(g) of the Plan to the extent that such authority could cause such Awards to fail to qualify as “qualified performance-based compensation” under Section 162(m)(4)(C) of the Code.

(b)           In connection with a Change in Control, the Committee may, in its sole discretion, accelerate the vesting and/or the lapse of restrictions with respect to the Award.  If the Award is not assumed, substituted for an award of equal value, or otherwise continued after a Change in Control, the Award shall automatically vest prior to the Change in Control at a time designated by the Committee.  Timing of any payment or delivery of shares of Stock under this provision shall be subject to Section 409A of the Code.

(c)           All outstanding Restricted Stock Units shall immediately vest upon a termination of employment by the Company without Cause, within twelve months after a Change in Control.

7.           Clawback.  Notwithstanding anything in the Plan or this Agreement to the contrary, in the event that the Participant breaches any nonsolicitation, noncompetition or confidentiality agreement entered into with, or while acting on behalf of, the Company or any Affiliate, the Committee may (a) cancel the Award, in whole or in part, whether or not vested, and/or (b) require such Participant or former Participant to repay to the Company any gain realized or payment or shares received upon the exercise or payment of, or lapse of restrictions with respect to, such Award (with such gain, payment or shares valued as of the date of exercise, payment or lapse of restrictions.  Notwithstanding anything in the Plan or any Agreement to the contrary, if any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Committee may, in its sole discretion but acting in good faith, direct the Company to recover all or a portion of any Award or any past or future compensation from any Participant or former Participant with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement. Such cancellation or repayment obligation shall be effective as of the date specified by the Committee.  Any repayment obligation may be satisfied in shares of Stock or cash or a combination thereof (based upon the Fair Market Value of the shares of Stock on the date of repayment) and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any offsets and may require immediate repayment by the Participant.

8.           Compliance with Law.  Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or deliver any Stock to the Participant hereunder, if the exercise thereof or the issuance or delivery of such Stock shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority.  Any determination in this connection by the Committee shall be final, binding and conclusive.  The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the issuance or delivery of Stock pursuant thereto to comply with any law or regulation of any governmental authority.

9.           No Right to Continued Employment.  Nothing in this Agreement or in the Plan shall be construed as giving any employee or other person the right to be retained in the employ or service of the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate any employee’s employment or other person’s service at any time. Participant acknowledges and agrees that the continued vesting of the Restricted Stock Units granted hereunder is premised upon attainment of the performance goals set forth herein and vesting of such Restricted Stock Units shall not accelerate upon termination of employment for any reason unless specifically provided for herein.

10.           Representations and Warranties of Participant.  The Participant represents and warrants to the Company that:

(a)           Agrees to Terms of the Plan.  The Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.  All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan.  The Participant acknowledges that there may be tax consequences upon the vesting of Restricted Stock Units or later disposition of the shares of Stock once the Award has vested, and that the Participant should consult a tax adviser prior to such time.

(b)           Cooperation.  The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

11.           Taxes and Share Withholding.  At such time as the Participant has taxable income in connection with an Award (a “Taxable Event”) and prior to the issuance of shares of Stock, the Company has the right to require the Participant to pay to the Company an amount in cash, or the Company may withhold a portion of shares then issuable to the Participant having an aggregate Fair Market Value equal to, but not in excess of an amount equal to, the minimum federal, state, local and/or foreign withholding obligations along with other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”).  The Participant may be given the opportunity to make a written election to deposit cash in Participant’s electronic account or to have withheld a portion of shares of Stock issuable to Participant upon vesting of the Restricted Stock Units, having an aggregate Fair Market Value equal to the Withholding Taxes in connection with the Taxable Event.

12.           Rights as Stockholder.  The Participant shall have no rights as a stockholder with respect to any Restricted Stock Unit until he shall have become the holder of record of such Stock, and no adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date upon which Participant shall become the holder of record thereof.

13.           Notice.  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to Participant’s address as recorded in the records of the Company.

14.           Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

15.           Electronic Transmission.  The Company reserves the right to deliver any notice or Award by email in accordance with its policy or practice for electronic transmission and any written Award or notice referred to herein or under the Plan may be given in accordance with such electronic transmission policy or practice.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALLIANCE DATA SYSTEMS
CORPORATION

By: /s/ Leigh Ann Epperson
Leigh Ann Epperson
SVP, General Counsel and Secretary

PARTICIPANT

_______________________
NAME